EXHIBIT 5.1

[Letterhead of Clifford Chance US LLP]

                         , 2004

Companhia de Saneamento Básico do Estado de

São Paulo-Sabesp

Rua Costa Carvalho, 300

05429-900

São Paulo, SP, Brazil

Re:	Companhia de Saneamento Básico do Estado de
São Paulo-Sabesp
Registration Statement on Form F-3 (File No. 333-119352), as amended (the “Registration Statement”)

Dear Sirs:

We have acted as special United States counsel for Companhia de Saneamento Básico do Estado de São Paulo-Sabesp (the “Company”) and the State of São Paulo and Companhia Paulista de Parcerias, a company wholly owned by the State of São Paulo, in their capacity as Selling Shareholders (the “Selling Shareholders”) in connection with the sale by the Selling Shareholders of [•] American Depositary Shares (the “ADSs”), each ADS representing 250 common shares, without par value, of the Company. ADSs, evidenced by American Depositary Receipts, will be issued pursuant to the terms of the Deposit Agreement (“Deposit Agreement”), dated as of May 9, 2002, among the Company, The Bank of New York as depositary, and the owners and holders from time to time of the ADSs issued thereunder.

It is our opinion that the ADSs, when duly authorized and executed in accordance with the Deposit Agreement and delivered by the Selling Shareholders as contemplated by the Underwriting Agreement (“Underwriting Agreement”), among the Company, the Selling Shareholders and Citigroup Global Markets Inc. as representative of a group of Underwriters named therein and the Registration Statement, will be validly issued, fully paid and non-assessable.

In connection with the foregoing, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate, in connection with the opinion expressed above. In such examination, we have assumed the genuineness of all signatures, the authenticity of documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. We have also assumed each of the parties to the documents examined has all requisite power and authority to execute, deliver and perform its obligations under the respective documents, and to effect the transactions contemplated thereby, that each of the documents examined has been duly authorized, executed and delivered by each of the parties thereto in accordance with applicable law and constitutes the valid binding and enforceable obligation of each such party. As to questions of fact material to this opinion, we have, with your approval, where relevant facts were not independently established, relied upon, among other things, the representations made in the

Companhia de Saneamento Básico do Estado de	Page 2
São Paulo-Sabesp

Underwriting Agreement, and certificates of officers of the Company and of the Selling Shareholders.

Insofar as the opinion set forth herein relates to matters of the laws of Brazil, we have relied upon the opinion of Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados, counsel to the Company, filed as an exhibit to the Registration Statement, and our opinion herein is subject to any and all exceptions and reservations set forth therein.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

We hereby consent to the filing of this opinion with the Registration Statement and to the reference to ourselves under the caption “Validity of Securities” in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended.

Very truly yours,